As filed with the Securities and Exchange Commission on July 19, 2018

Registration No. 333-208626

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP
(Exact name of registrants as specified in their charter)

Delaware
(State or other jurisdiction of incorporation or organization)

20-3265614
(I.R.S Employer Identification Number)
9 Greenway Plaza, Suite 2800
Houston, Texas 77046
(866) 913-2122
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael E. McMahon
9 Greenway Plaza, Suite 2800
Houston, Texas 77046
(866) 913-2122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

E. Ramey Layne
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-4629

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment is being filed to deregister all of the unsold common units previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) is filed by Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”) and Boardwalk Pipelines, L.P., a Delaware limited partnership (“Boardwalk Pipelines”), to amend the Partnership’s and Boardwalk Pipelines’ registration statement on Form S-3, Registration No. 333-208626 (the “Registration Statement”), that was filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2015 and which became effective on January 6, 2016. The Registration Statement registered the offer and sale by the Partnership of an unspecified number of (i) common units representing limited partner interests in the Partnership (“common units”), (ii) preferred units representing limited partner interests in the Partnership (“preferred units”), (iii) partnership securities representing limited partner interests in the Partnership (“partnership securities”), (iv) warrants to purchase common units, preferred units or partnership securities and (v) rights to purchase common units, preferred units or partnership securities. The Registration Statement also registers the offer and sale by Boardwalk Pipelines of (i) its debt securities (“debt securities”), which may be fully and unconditionally guaranteed by the Partnership, and may also be guaranteed by one or more of the Partnership’s subsidiaries, (ii) warrants to purchase the debt securities, and (iii) rights to purchase the debt securities.

The Partnership has decided to deregister all of the common units, preferred units, partnership securities and all the warrants and rights to purchase common units, preferred units and partnership securities which are authorized for sale under the Registration Statement but which remain unsold to date. Pursuant to the undertaking contained in Item 17(a)(3) of the Registration Statement, the Partnership and Boardwalk Pipelines file this post-effective amendment to the Registration Statement to remove from registration all remaining unsold amounts of common units, preferred units, partnership securities and warrants and rights to purchase common units, preferred units and partnership securities. Except as set forth herein, the Registration Statement remains effective in all respects.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 19, 2018.

BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer and Treasurer

BOARDWALK PIPELINES, LP

By:	BOARDWALK OPERATING GP, LP,
its general partner

By:	BOARDWALK PIPELINE PARTNERS, LP,
its managing member

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley C. Horton
Stanley C. Horton	Chief Executive Officer, President and Director (principal executive officer)	July 19, 2018

/s/ Jamie L. Buskill
Jamie L. Buskill	Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director (principal financial officer)	July 19, 2018

/s/ Steven A. Barkauskas
Steven A. Barkauskas	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	July 19, 2018

/s/ Peter W. Keegan
Peter W. Keegan	Director	July 19, 2018

/s/ Michael E. McMahon
Michael E. McMahon	Senior Vice President, General Counsel, Secretary and Director	July 19, 2018

/s/ Kenneth I. Siegel
Kenneth I. Siegel	Director, Chairman of the Board	July 19, 2018

/s/ Andrew H. Tisch
Andrew H. Tisch	Director	July 19, 2018

/s/ Jane Wang
Jane Wang	Director	July 19, 2018

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